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                                                                   EXHIBIT 10.13

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                                CREDIT AGREEMENT

                          DATED AS OF FEBRUARY 25, 2003

                                      AMONG

                              LITHIA MOTORS, INC.,

                         VARIOUS FINANCIAL INSTITUTIONS

                                       AND

                   DAIMLERCHRYSLER SERVICES NORTH AMERICA LLC,
                                    AS AGENT

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                                TABLE OF CONTENTS

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SECTION 1. DEFINITIONS.......................................................................................             1

         1.1   Definitions...................................................................................             1

         1.2   Other Interpretive Provisions.................................................................            14

SECTION 2. COMMITMENTS OF THE LENDERS; BORROWING AND LETTER OF CREDIT PROCEDURES.............................            15

         2.1   Commitments...................................................................................            15

               2.1.1  Revolving Loan Commitment..............................................................            15

               2.1.2  L/C Commitment.........................................................................            15

         2.2   Loan Procedures...............................................................................            15

         2.3   Letter of Credit Procedures...................................................................            16

               2.3.1  L/C Applications.......................................................................            16

               2.3.2  Participations in Letters of Credit....................................................            16

               2.3.3  Reimbursement Obligations..............................................................            16

               2.3.4  Limitation on Obligations of Issuing Lender............................................            17

               2.3.5  Funding by Lenders to Issuing Lender...................................................            17

         2.4   Commitments Several...........................................................................            17

         2.5   Certain Conditions............................................................................            18

         2.6   Extension of Termination Date.................................................................            18

SECTION 3. NOTES EVIDENCING LOANS............................................................................            18

         3.1   Notes.........................................................................................            18

         3.2   Recordkeeping.................................................................................            18

SECTION 4. INTEREST..........................................................................................            18

         4.1   Interest Rate.................................................................................            18

         4.2   Interest Payment Dates........................................................................            18

         4.3   Computation of Interest.......................................................................            18

SECTION 5. FEES..............................................................................................            19

         5.1   Agent's Fee...................................................................................            19

         5.2   Facility Fee..................................................................................            19

         5.3   Letter of Credit Fees.........................................................................            19

         5.4   Computation of Fees...........................................................................            19
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SECTION 6. REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT AMOUNT; PREPAYMENTS..........................            19

         6.1   Voluntary Reduction or Termination of Revolving Commitment Amount.............................            19

         6.2   Voluntary Prepayments.........................................................................            19

         6.3   Mandatory Prepayments.........................................................................            19

SECTION 7. MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES...................................................            20

         7.1   Making of Payments............................................................................            20

         7.2   Application of Certain Payments...............................................................            20

         7.3   Due Date Extension............................................................................            20

         7.4   Setoff........................................................................................            20

         7.5   Proration of Payments.........................................................................            20

         7.6   Taxes.........................................................................................            21

SECTION 8. WARRANTIES........................................................................................            22

         8.1   Organization..................................................................................            22

         8.2   Authorization; No Conflict....................................................................            22

         8.3   Validity and Binding Nature...................................................................            22

         8.4   Financial Condition...........................................................................            22

         8.5   No Material Adverse Change....................................................................            23

         8.6   Litigation and Contingent Liabilities.........................................................            23

         8.7   Ownership of Properties; Liens................................................................            23

         8.8   Subsidiaries..................................................................................            23

         8.9   Pension Plans.................................................................................            23

         8.10  Investment Company Act........................................................................            23

         8.11  Public Utility Holding Company Act............................................................            24

         8.12  Regulation U..................................................................................            24

         8.13  Taxes.........................................................................................            24

         8.14  Solvency, etc.................................................................................            24

         8.15  Environmental Matters.........................................................................            24

         8.16  Insurance.....................................................................................            25

         8.17  Information...................................................................................            25

         8.18  Intellectual Property.........................................................................            26
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         8.19  Burdensome Obligations........................................................................            26

         8.20  Labor Matters.................................................................................            26

         8.21  No Default....................................................................................            26

         8.22  Dealer Franchise Agreements; Material Business Relationships..................................            26

SECTION 9. COVENANTS.........................................................................................            26

         9.1   Reports, Certificates and Other Information...................................................            26

               9.1.1  Annual Report..........................................................................            27

               9.1.2  Interim Reports........................................................................            27

               9.1.3  Compliance Certificates................................................................            27

               9.1.4  Reports to the SEC and to Shareholders.................................................            27

               9.1.5  Notice of Default, Litigation and ERISA Matters........................................            28

               9.1.6  Borrowing Base Certificates............................................................            28

               9.1.7  Management Reports.....................................................................            29

               9.1.8  Subordinated Debt Notices..............................................................            29

               9.1.9  Manufacturer/Dealer Statements.........................................................            29

               9.1.10 Dealer Franchise Agreements............................................................            29

               9.1.11 Other Information......................................................................            29

         9.2   Books, Records and Inspections................................................................            29

         9.3   Maintenance of Property; Insurance............................................................            30

         9.4   Compliance with Laws; Payment of Taxes and Liabilities........................................            30

         9.5   Maintenance of Existence, etc.................................................................            30

         9.6   Financial Covenants...........................................................................            30

               9.6.1  Current Ratio..........................................................................            30

               9.6.2  Fixed Charge Coverage Ratio............................................................            30

               9.6.3  Interest Coverage Ratio................................................................            31

               9.6.4  Adjusted Leverage Ratio................................................................            31

               9.6.5  Working Capital........................................................................            31

         9.7   Limitations on Debt...........................................................................            31

         9.8   Liens.........................................................................................            32

         9.9   Restricted Payments...........................................................................            33
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         9.10  Mergers, Consolidations, Sales................................................................            33

         9.11  Modification of Organizational Documents......................................................            34

         9.12  Use of Proceeds...............................................................................            34

         9.13  Further Assurances............................................................................            34

         9.14  Transactions with Affiliates..................................................................            35

         9.15  Employee Benefit Plans........................................................................            35

         9.16  Environmental Matters.........................................................................            35

         9.17  Unconditional Purchase Obligations............................................................            36

         9.18  Inconsistent Agreements.......................................................................            36

         9.19  Business Activities...........................................................................            36

         9.20  Investments...................................................................................            36

         9.21  Fiscal Year...................................................................................            37

         9.22  Hedging Agreements............................................................................            37

         9.23  Negative Pledge...............................................................................            37

SECTION 10. EFFECTIVENESS; CONDITIONS OF LENDING, ETC........................................................            37

         10.1  Initial Credit Extension......................................................................            37

               10.1.1  Notes.................................................................................            38

               10.1.2  Resolutions...........................................................................            38

               10.1.3  Consents, etc.........................................................................            38

               10.1.4  Incumbency and Signature Certificates.................................................            38

               10.1.5  Guaranty..............................................................................            38

               10.1.6  Security Agreement....................................................................            38

               10.1.7  Pledge Agreement......................................................................            38

               10.1.8  Control Agreements....................................................................            38

               10.1.9  Opinion of Counsel....................................................................            38

               10.1.10 Insurance.............................................................................            38

               10.1.11 Payment of Fees.......................................................................            39

               10.1.12 Search Results; Lien Terminations.....................................................            39

               10.1.13 Solvency Certificate..................................................................            39

               10.1.14 Closing Certificate...................................................................            39
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               10.1.15 Filings, Registrations and Recordings.................................................            39

               10.1.16 Borrowing Base Certificate............................................................            39

               10.1.17 Documents.............................................................................            39

               10.1.18 Good Standing Certificates............................................................            39

               10.1.19 Certified Articles....................................................................            40

               10.1.20 Other.................................................................................            40

         10.2  Conditions....................................................................................            40

               10.2.1  Compliance with Warranties, No Default, etc...........................................            40

               10.2.2  Confirmatory Certificate..............................................................            40

SECTION 11. EVENTS OF DEFAULT AND THEIR EFFECT...............................................................            40

         11.1  Events of Default.............................................................................            40

               11.1.1  Non-Payment of the Loans, etc.........................................................            40

               11.1.2  Non-Payment of Other Debt.............................................................            41

               11.1.3  Other Material Obligations............................................................            41

               11.1.4  Bankruptcy, Insolvency, etc...........................................................            41

               11.1.5  Non-compliance with Loan Documents....................................................            41

               11.1.6  Warranties............................................................................            41

               11.1.7  Pension Plans.........................................................................            42

               11.1.8  Judgments.............................................................................            42

               11.1.9  Invalidity of Guaranty, etc...........................................................            42

               11.1.10 Invalidity of Collateral Documents, etc...............................................            42

               11.1.11 Invalidity of Subordination Provisions, etc...........................................            42

               11.1.12 Change in Control.....................................................................            42

         11.2  Effect of Event of Default....................................................................            42

SECTION 12. THE AGENT........................................................................................            43

         12.1  Appointment and Authorization.................................................................            43

         12.2  Delegation of Duties..........................................................................            43

         12.3  Liability of Agent............................................................................            43

         12.4  Reliance by Agent.............................................................................            44

         12.5  Notice of Default.............................................................................            44
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         12.6  Credit Decision...............................................................................            44

         12.7  Indemnification...............................................................................            45

         12.8  Agent in Individual Capacity..................................................................            45

         12.9  Successor Agent...............................................................................            46

         12.10 Collateral Matters............................................................................            46

         12.11 Funding Reliance..............................................................................            46

SECTION 13. GENERAL..........................................................................................            47

         13.1  Waiver; Amendments............................................................................            47

         13.2  Confirmations.................................................................................            47

         13.3  Notices.......................................................................................            47

         13.4  Computations..................................................................................            48

         13.5  Regulation U..................................................................................            48

         13.6  Costs, Expenses and Taxes.....................................................................            48

         13.7  Subsidiary References.........................................................................            49

         13.8  Captions......................................................................................            49

         13.9  Assignments; Participations...................................................................            49

               13.9.1  Assignments...........................................................................            49

               13.9.2  Participations........................................................................            50

         13.10 Governing Law.................................................................................            50

         13.11 Counterparts..................................................................................            51

         13.12 Successors and Assigns........................................................................            51

         13.13 Indemnification by the Company................................................................            51

         13.14 Nonliability of Lenders.......................................................................            51

         13.15 Forum Selection and Consent to Jurisdiction...................................................            52

         13.16 Waiver of Jury Trial..........................................................................            52

         13.17 DCSNA Right of First Refusal on Floor Plan Financing..........................................            52

         13.18 Confidentiality...............................................................................            53
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SCHEDULES

SCHEDULE 2.1  Lenders and Pro Rata Shares
SCHEDULE 8.6  Litigation and Contingent Liabilities
SCHEDULE 8.8  Subsidiaries
SCHEDULE 8.15 Environmental Matters
SCHEDULE 8.16 Insurance
SCHEDULE 8.20 Labor Matters
SCHEDULE 8.22 Dealer Franchise Agreements
SCHEDULE 9.7  Permitted Existing Debt
SCHEDULE 9.8  Permitted Existing Liens
SCHEDULE 9.18 Permitted Restrictions
SCHEDULE 9.20 Permitted Existing Investments
SCHEDULE 10.1 Debt to be Repaid
SCHEDULE 13.3 Addresses for Notices

EXHIBITS

EXHIBIT A Form of Note (Section 3.1)
EXHIBIT B Form of Compliance Certificate (Section 9.1.3)
EXHIBIT C Form of Guaranty (Section 1.1)
EXHIBIT D Form of Security Agreement (Section 1.1)
EXHIBIT E Form of Pledge Agreement (Section 1.1)
EXHIBIT F Form of Solvency Certificate (Section 10.1.13)
EXHIBIT G Form of Assignment Agreement (Section 13.9.1)
EXHIBIT H Form of Borrowing Base Certificate (Section 1.1)
EXHIBIT I Form of L/C Application (Section 1.1)
EXHIBIT J Form of Opinion of Counsel (Section 10.1.9)


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                                CREDIT AGREEMENT

      THIS CREDIT AGREEMENT dated as of February 25, 2003 (this "Agreement") is entered into among LITHIA MOTORS, INC. (the "Company"), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the "Lenders") and DAIMLERCHRYSLER SERVICES NORTH AMERICA LLC (in its individual capacity, "DCSNA"), as agent for the Lenders.

      WHEREAS, the Lenders have agreed to make available to the Company a revolving credit facility and to issue letters of credit for the account of the Company upon the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

      DEFINITIONS.

      Definitions. When used herein the following terms shall have the following meanings:

      Account means, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered, whether or not evidenced by an instrument or chattel paper and whether or not yet earned by performance.

      Acquisition means an acquisition by the Company or any Collateral Subsidiary of all or substantially all the assets of a business unit or an interest of at least 80% of the capital stock or other ownership interests of an Automobile Dealership, whether through a purchase, merger, consolidation or otherwise.

      Acquisition Cost means, as of any date, (x) with respect to any New Motor Vehicle, the wholesale purchase price charged by the Manufacturer thereof as reflected in the invoice in respect of such New Motor Vehicle issued by such Manufacturer to the Company, the applicable Collateral Subsidiary or any other licensed automobile dealer from which such New Motor Vehicle was purchased by the Company or the applicable Collateral Subsidiary less any related deductions set forth on such invoice, and (y) with respect to any Used Motor Vehicle and/or Auction Motor Vehicle, (i) the price paid by the Company or its applicable Collateral Subsidiary to purchase such Used Motor Vehicle or Auction Motor Vehicle minus (ii) any market value adjustments reasonably determined by the Agent for such Used Motor Vehicle or Auction Motor Vehicle.

      Adjusted Leverage Ratio means, with respect to any Person at any time, (a) Total Liabilities of such Person and its Subsidiaries at such time divided by
(b) EBITDA of such Person and its Subsidiaries for the most recently completed Computation Period.

      Affiliate of any Person means (i) any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person and (ii) any officer or director of such Person. A Person shall be deemed to be "controlled by" any other Person if such Person

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possesses, directly or indirectly, power to vote 5% or more of the securities
(on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

      Agent means DCSNA in its capacity as agent for the Lenders hereunder and any successor thereto in such capacity.

      Agreement - see the Preamble.

      Assignee - see Section 13.9.1.

      Assignment Agreement - see Section 13.9.1.

      Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.

      Auction Motor Vehicles means Motor Vehicles purchased at Manufacturer- or Floor Plan Financing Provider-sponsored dealer-only closed auctions.

      Automobile Dealership means a business that operates one or more dealerships for the retail sale, or retail sale and lease, of new and/or used automobiles or trucks and businesses ancillary to the operation of dealerships owned or operated by the Company or its Subsidiaries, including service and parts operations, body shops, the sale of finance, extended warranty and insurance products (including after-market items), the financing of the purchase of new and/or used vehicles, the purchase, sale and servicing of finance contracts for new and/or used vehicles and other related businesses.

      Borrowing Base means, at any time, the sum of the following: (a) an amount equal to 100% of the sum of (i) all cash on deposit at such time in deposit accounts of the Company, its Collateral Subsidiaries and Lithia Real Estate in which the Agent has a perfected security interest pursuant to the Collateral Documents, (ii) the amount at such time requested to be funded to the Company and its Collateral Subsidiaries in respect of retail installment contracts with respect to, and retail leases of, Motor Vehicles where the underlying contracts and leases have been submitted in the ordinary course of business to a third party purchaser that is a financial institution and that is not an Affiliate of the Company for which purchase the Company and its Collateral Subsidiaries have not yet been paid plus all other amounts owing at such time to the Company and its Collateral Subsidiaries from purchasers or lessees of such Motor Vehicles in respect of such purchases or leases and (iii) the difference between (x) the Acquisition Cost of that portion of the Inventory of the Company and its Collateral Subsidiaries that consists of New Motor Vehicles and (y) the aggregate amount of Floor Plan Financing of the Company and its Collateral Subsidiaries incurred in connection with such New Motor Vehicles; (b) an amount equal to 65% of the Accounts of the Company and its Collateral Subsidiaries that consist of Factory Receivables or Accounts owing from customers for service and parts; (c) an amount equal to 60% of the Accounts of the Company and its Collateral Subsidiaries that would be listed as "note and lease receivables" on a consolidated balance sheet of the Company and its


                                      -2-
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Collateral Subsidiaries at such time; (d) an amount equal to 65% of the book value of the Inventory of the Company and its Collateral Subsidiaries that consists of parts and accessories; (e) an amount equal to 80% of the difference between (i) the Acquisition Cost of that portion of the Inventory of the Company and its Collateral Subsidiaries that constitutes Used Motor Vehicles and/or Auction Motor Vehicles (without duplication) and (ii) the aggregate amount of any Floor Plan Financing of the Company and its Collateral Subsidiaries incurred in connection with such Used Motor Vehicles and Auction Motor Vehicles; and (f) an amount equal to 45% of the difference between (i) the book value of the Equipment of the Company and its Collateral Subsidiaries and (ii) the aggregate amount of Debt of the Company and its Collateral Subsidiaries incurred to finance the purchase price of such Equipment. For purposes of greater clarity, service loaners shall not constitute Inventory for purposes of calculating the Borrowing Base.

      Borrowing Base Certificate means a certificate in substantially the form set forth in Exhibit H.

      Business Day means any day of the year (other than any Saturday or Sunday) that is not a day on which commercial banks are authorized or required by law to close in Detroit, Michigan.

      Capital Expenditures means all expenditures for property, plant and equipment that, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, but excluding (i) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (x) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (y) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced and (ii) expenditures made with net cash proceeds of the sales of assets (other than sales of inventory in the ordinary course of business and sales to Affiliates).

      Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

      Cash Collateralize means to deliver cash collateral to the Agent, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation reasonably satisfactory to the Agent and the Company. Derivatives of such term have corresponding meanings.

      Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-l by Standard & Poor's Ratings Group or P-l by Moody's Investors Service, Inc., (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or banker's acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by any Lender or its holding company or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any repurchase agreement entered into with DCSNA (or with a


                                      -3-
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commercial banking institution of the stature referred to in clause (c)) that
(i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of DCSNA (or commercial banking institution) thereunder,
(e) shares of money market mutual funds within the definition of Rule 2a-7 promulgated by the SEC under the Investment Company Act of 1940 and (f) other cash equivalent investments approved by the Agent.

      CERCLA - see Section 8.15.

      Change in Control means:

            (a) Lithia Holding Company, L.L.C. ceases to own, directly or indirectly, more than 51% of the voting power of the Company's capital stock ordinarily having the right to vote at an election of directors or the Principal ceases to control Lithia Holding Company, L.L.C.;

            (b) during any period of 24 consecutive calendar months, individuals

                  (i) who were directors of the Company on the first day of such period, or

                  (ii) whose election or nomination for election to the board of directors of the Company was recommended or approved by at least a majority of the directors then still in office who were directors of the Company on the first day of such period, or whose election or nomination for election was so approved, shall cease to constitute a majority of the board of directors of the Company; or

      (c) the Company consolidates with or merges into another Person or conveys, transfers or leases all or substantially all of its property to any Person, or any Person consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding capital stock of the Company is reclassified or changed into or exchanged for (i) cash or Cash Equivalent Investments or (ii) securities, and the holders of the capital stock in the Company immediately prior to such transaction do not, as a result of such transaction, own, directly or indirectly, more than 51% of the combined voting power of the Company's capital stock or the capital stock of its successor entity in such transaction.

      Closing Date - see Section 10.1.

      Code means the Internal Revenue Code of 1986.

      Collateral Documents means the Security Agreement, the Pledge Agreement, each Control Agreement and any other agreement or instrument pursuant to which the Company, any Subsidiary or any other Person grants collateral to the Agent for the benefit of the Lenders to secure the obligations hereunder and under the other Loan Documents.


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      Collateral Subsidiary means each Subsidiary other than an Excluded
Subsidiary.

      Commitment means, as to any Lender, such Lender's commitment to make Loans, and to issue or participate in Letters of Credit, under this Agreement. The initial amount of each Lender's Pro Rata Share of the Revolving Commitment Amount is set forth on Schedule 2.1.

      Company - see the Preamble.

      Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

      Consolidated Current Assets means, at any date, the aggregate amount of all assets of the Company and its Subsidiaries, as shown on the most recent consolidated balance sheet of the Company and its Subsidiaries, that would be classified as current assets (including cash, marketable securities, accounts receivable, inventory and prepaid expenses) in accordance with GAAP.

      Consolidated Current Liabilities means, at any date, the aggregate amount of all liabilities of the Company and its Subsidiaries, as shown on the most recent consolidated balance sheet of the Company and its Subsidiaries, that would be classified as current liabilities in accordance with GAAP.

      Consolidated Net Income means, with respect to the Company and its Subsidiaries for any period, the net income (or loss) of the Company and its Subsidiaries for such period.

      Control Agreement means an agreement in form and substance satisfactory to the Agent giving the Agent control (within the meaning of Section 8-106 or 9-104 of the Uniform Commercial Code) over a deposit account or securities account of the Company or a Subsidiary.

      Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control that, together with the Company, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

      DCSNA - see the Preamble.

      Dealer Franchise Agreement - see Section 8.22.

      Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases that have been recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person

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(including the Letters of Credit), (f) all Hedging Obligations of such Person,
(g) all Suretyship Liabilities of such Person and (h) all Debt of any partnership of which such Person is a general partner.

      Debt to be Repaid means Debt listed on Schedule 10.1.

      Disposal - see the definition of "Release". Dollar and the sign "$" mean lawful money of the United States of America.

      EBITDA means, for any period, on a consolidated basis for the Company and its Subsidiaries, the sum of the amounts for such period, without duplication, of:

      (i) Consolidated Net Income, plus

      (ii) Interest Expense, to the extent deducted in computing Consolidated Net Income, plus

      (iii) charges against income for foreign, federal, state and local taxes, to the extent deducted in computing Consolidated Net Income, plus

      (iv) depreciation expense, to the extent deducted in computing Consolidated Net Income, plus

      (v) amortization expense, including amortization of goodwill, other intangible assets and Transaction Costs, to the extent deducted in computing Consolidated Net Income, plus

      (vi) other non-cash charges classified as long-term deferrals in accordance with GAAP, to the extent deducted in computing Consolidated Net Income, minus

      (vii) all extraordinary gains (and any nonrecurring unusual gains arising in or outside of the ordinary course of business not included in extraordinary gains determined in accordance with GAAP that have been included in the determination of Consolidated Net Income).

EBITDA shall be calculated for any period by including the actual amount for the applicable period ending on such day, including the EBITDA attributable to Acquisitions permitted under Section 9.10 occurring during such period on a pro forma basis for the period from the first day of the applicable period through the date of the closing of each Acquisition permitted under Section 9.10, utilizing (a) where available or required pursuant to the terms of this Agreement, historical audited and/or reviewed unaudited financial statements obtained from the seller, broken down by fiscal quarter in the Company's reasonable judgment or (b) unaudited financial statements (where no audited or reviewed financial statements are required pursuant to the terms of this Agreement) reviewed internally by the Company, broken down in the Company's reasonable judgment.

      EBITDAR means, for any period, EBITDA for such period plus, to the extent deducted in determining Consolidated Net Income for such period, Rental Expense for such period.

      Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

      Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to Environmental Matters.

      Environmental Matters means any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

      Equipment has the meaning assigned thereto in the Uniform Commercial Code.

      ERISA means the Employee Retirement Income Security Act of 1974.

      Event of Default means any of the events described in Section 11.1.

      Excluded Subsidiary means each of Lithia Financial and its Subsidiaries and Lithia Real Estate and its Subsidiaries.

      Factory Receivables of any Person means all of such Person's rights to receive payment, credit and other compensation (including holdbacks, incentive payments, stock rebates, allowances and additional "factory credits") from any Manufacturer.

      Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

      Financed Capital Expenditures means any Capital Expenditure that is financed by a Person other than the Company and its Subsidiaries at the time of making the expenditure or, in the case of a Capital Expenditure for the acquisition or improvement of real property, within 270 days of the making thereof; provided, however, that to the extent any Capital Expenditure for the acquisition or improvement of real property is financed at a later time, such Capital Expenditure shall thereafter constitute a Financed Capital Expenditure (but shall not constitute a Financed Capital Expenditure during the time from the expiry of such 270-day period to the date such financing is funded).

      Fiscal Quarter means a fiscal quarter of a Fiscal Year.

      Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 2003") refer to the Fiscal Year ending on December 31 of such calendar year.

      Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) the total for such period of EBITDAR minus Capital Expenditures (other than Financed Capital Expenditures) to (b) the sum of (i) Interest Expense for such period plus (ii) Rental Expense for such period plus (iii) income tax expense for such period of the Company and its Subsidiaries to the extent paid in cash plus (iv) scheduled payments of principal of Debt for such period for the Company and its Subsidiaries.

      Floor Plan Financing means a financing undertaken by the Company or any Collateral Subsidiary all of the proceeds of which are used to purchase New Motor Vehicles or Auction Motor Vehicles to be sold and/or leased in the ordinary course of business of the Company and its Collateral Subsidiaries.

      Floor Plan Financing Provider means each provider of Floor Plan Financing to the Company and its Collateral Subsidiaries.

      Foreign Subsidiary means any Subsidiary of the Company that is not incorporated or organized in the United States or in any State thereof.

      FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

      GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

      Guaranty means a guaranty substantially in the form of Exhibit C.

      Hazardous Substances - see Section 8.15.

      Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

      Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement.

      Indemnified Liabilities - see Section 13.13.

      Interest Coverage Ratio means, for any Computation Period, the ratio of
(a) EBITDA for such Computation Period to (b) Interest Expense for such Computation Period.

      Interest Expense means for any period the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases).

      Interest Rate means, for each day, a rate per annum equal to the sum of
(a) (i) in the case of any day from and including the first day of each calendar month through and including the 15th day of such calendar month, the Eurodollar Rate for the first day of such calendar month and (ii) in the case of any day from and including the 16th day of each calendar month through and including the last day of such calendar month, the Eurodollar Rate for the 16th day of such calendar month plus (b) (i) to the extent that the Revolving Outstandings are less than or equal to the Borrowing Base, a margin of two and three-quarters percent (2.75%) per annum and (ii) to the extent that the Revolving Outstandings exceed the Borrowing Base, a margin of three and one-half percent (3.50%) per annum. The foregoing margins may be adjusted at any time in the Agent's sole and absolute discretion upon 90 days' prior written notice from the Agent to the Company; provided that (i) no more than one such adjustment may be made during any period of twelve consecutive months and (ii) no such notice may be delivered until the date which is 90 days prior to the first anniversary of the Closing Date. Notwithstanding the foregoing, (i) at any time an Event of Default exists under Section 11.1.1 or 11.1.4, if requested by the Required Lenders, the applicable margin shall be increased by two percent (2.00%) per annum and (ii) at any time an Event of Default exists other than an Event of Default under
Section 11.1.1 or 11.1.4, if requested by the Required Lenders, the applicable margin shall be increased by one percent (1.00%) per annum. For purposes of this definition, "Eurodollar Rate" means, for any day, the rate of interest (rounded upwards, if necessary, to the next 1/16th of 1%) published in The Wall Street Journal (Midwest Edition) on such day (or if not published on such day, for the immediately preceding day on which it was published) in its "Money Rates" column as the one-month London Interbank Offered Rate for Dollar-denominated deposits (if The Wall Street Journal ceases to publish such a rate or substantially changes the methodology used to determine such rate, then the rate shall be otherwise independently determined by the Agent from an alternate source selected by the Agent in its sole discretion or determined by the Agent on a basis substantially similar to the methodology used by The Wall Street Journal on the date of this Agreement). If the Company fails to deliver any Borrowing Base Certificate required by Section 9.1.6 by the 45th day after any Fiscal Quarter, then, until such Borrowing Base Certificate is delivered, the first $50,000,000 of Revolving Loans shall bear interest at an Interest Rate determined pursuant to clause (b)(ii) above, but subject to the fourth sentence of this definition.

      Inventory has the meaning assigned thereto in the Uniform Commercial Code.

      Investment means, relative to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance or by becoming obligated with respect to a Suretyship Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business). The amount of any Investment shall be deemed to be the amount of cash invested (or, in the case of property invested other than cash, the fair market value of the property invested) less an amount equal to the lesser of the amount of cash received by the investing person as a return on capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of disposition of such Investment.

      Issuing Lender means DCSNA in its capacity as the issuer of Letters of Credit hereunder and its successors and assigns in such capacity.

      L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form of Exhibit I.

      Lender - see the Preamble. References to the "Lenders" shall include the Issuing Lender; for purposes of clarification only, to the extent that DCSNA (or any successor Issuing Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender, its status as such will be specifically referenced.

      Letter of Credit - see Section 2.1.2.

      Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person that secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

      Lithia Aircraft means Lithia Aircraft, Inc., an Oregon corporation.

      Lithia Financial means Lithia Financial Corporation, an Oregon corporation.

      Lithia Real Estate means Lithia Real Estate, Inc., an Oregon corporation.

      Loan Documents means this Agreement, the Notes, the Guaranty, the Letters of Credit and the Collateral Documents.

      Loan Party means the Company, each Subsidiary party to any Loan Document and each other Person party to any Loan Document.

      Loans means Revolving Loans.

      Majority Acquisition means any Acquisition of equity interests of an entity, in which the Company is not permitted to hold 100% of such equity interests because of limitations imposed by the relevant Manufacturer's Dealer Franchise Agreement.

      Manufacturer means the manufacturer or distributor of a new Motor Vehicle.

      Manufacturer/Dealer Statement means a financial statement prepared by the Company or one of its Subsidiaries for a Manufacturer and delivered to such Manufacturer on a monthly basis.

      Manufacturer's Certificate means a Manufacturer's Statement of Origin, Manufacturer's Certificate, MSO, Certificate of Origin or other document evidencing the ownership or transfer of ownership of a New Motor Vehicle from a Manufacturer to the Company or any of its Subsidiaries.

      Margin Stock means any "margin stock" as defined in Regulation U.

      Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the condition (financial or otherwise), operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Company or any Subsidiary to perform any of its obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any Loan Document.

      Motor Vehicle means an automobile, truck, van or other motor vehicle, including New Motor Vehicles, Used Motor Vehicles and Auction Motor Vehicles, that constitutes Inventory of the Company and its Collateral Subsidiaries, excluding any motor vehicle not held for sale or lease.

      Multiemployer Pension Plan means a multiemployer plan, as defined in
Section 4001(a)(3) of ERISA, to which the Company or any member of the Controlled Group may have any liability.

      New Motor Vehicle means any Motor Vehicle purchased by the Company or any of its Collateral Subsidiaries directly from the Manufacturer of such Motor Vehicle or from another licensed automobile dealer that has not been previously owned by any other Person.

      Note - see Section 3.1.

      Operating Lease means any lease of (or other agreement conveying the right to use) any property by the Company or any Subsidiary, as lessee, other than any Capital Lease.

      PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

      Pension Plan means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

      Permitted Restrictions means restrictions on the ability of any Subsidiary to declare or pay any dividend or make other distributions, or to advance or loan funds, to the Company, or to grant Liens on the assets of such Subsidiary to secure the obligations of the Company hereunder and under the other Loan
Documents: (i) as set forth on Schedule 9.18 on the Closing Date, including restrictions imposed by existing Floor Plan Financing arrangements; (ii) pursuant to modifications to any Floor Plan Financing arrangement, provided that such modifications are not materially more restrictive; (iii) applicable to a Person at the time such Person becomes a Subsidiary and not created in contemplation of such an event;
(iv) resulting from manufacturer-imposed modifications to any franchise agreement; or (v) imposed by applicable law.

      Person means any natural person, corporation, partnership, joint venture, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

      Pledge Agreement means a pledge agreement in substantially the form of Exhibit E.

      Prime Rate means, on any day, the rate of interest per annum published in The Wall Street Journal (Midwest Edition) in its "Money Rates" column as the Prime Rate for such day.

      Principal means Sidney B. DeBoer or a successor, or successors, reasonably acceptable to the Agent.

      Pro Rata Share means, with respect to any Lender, the percentage which (a) the amount of such Lender's Commitment is of (b) the Commitments of all Lenders; provided that, after the Commitments have been terminated, "Pro Rata Share" shall mean, as to any Lender, the percentage which the sum of the aggregate principal amount of such Lender's Revolving Loans plus the participations of such Lender in all Letters of Credit is of the sum of the aggregate principal amount of all Revolving Loans plus the Stated Amount of all Letters of Credit. The initial Pro Rata Share of each Lender is set forth on Schedule 2.1.

      RCRA - see Section 8.15.

      Refinancing Debt means Debt that refunds or refinances any Debt, including Debt that refinances other Refinancing Debt; provided that (i) the Refinancing Debt has a maturity no earlier than the maturity of the Debt being refinanced,
(ii) the Refinancing Debt has a weighted average life to maturity no earlier than the weighted average life to maturity of the Debt being refinanced, (iii) the Refinancing Debt is incurred in an aggregate principal amount (or, if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or, if issued with original issue discount, the aggregate accreted value) then outstanding of the Debt being refinanced and
(iv) if the Debt being refinanced is Subordinated Debt, the subordination terms of the Refinancing Debt are at least as favorable to the Lenders as the subordination terms of the Debt being refinanced.

      Regulation U means Regulation U of the FRB.

      Release has the meaning specified in CERCLA and the term "Disposal" (or "Disposed") has the meaning specified in RCRA; provided that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment; and provided, further, that to the extent that the laws of a state wherein any affected property lies establish a meaning for "Release" or "Disposal" that is broader than is specified in either CERCLA or RCRA, such broader meaning shall apply.

      Rental Expense means, with respect to any period, all payments made or required to be made by the Company and its Subsidiaries, as lessee or sublessee under any Operating Lease, as rental payments or contingent rentals, as calculated in accordance with GAAP.

      Required Lenders means Lenders having Pro Rata Shares aggregating more than 65%.

      Revolving Commitment Amount means $200,000,000, as reduced from time to time pursuant to Section 6.1.

      Revolving Loan - see Section 2.1.1.

      Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans, plus (b) the Stated Amount of all Letters of Credit.

      SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

      Security Agreement means a security agreement in substantially the form of Exhibit D.

      Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

      Subordinated Debt means unsecured Debt of the Company that has subordination terms, covenants, pricing and other terms that have been approved in writing by the Required Lenders.

      Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

      Suretyship Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

      Taxes - see Section 7.6.

      Termination Date means the earlier to occur of (a) February __, 2006 (or any later date that may be established as the Termination Date pursuant to
Section 2.6) or (b) such other date on which the Commitments terminate pursuant to Section 6 or 11.

      Total Liabilities means, with respect to any Person at any time, the total of the following for such Person and its Subsidiaries at such time (a) all Debt plus all other items which, in accordance with GAAP, would be included as liabilities on the liability side of a consolidated balance sheet of such Person prepared at such time minus (b) all accounts payable incurred on normal trade terms in the ordinary course of business, all accrued expenses incurred in the ordinary course of business, all Debt under Floor Plan Financings, all Subordinated Debt and all Debt secured entirely by real property (or leasehold interests therein) or fixtures that matures more than one year after such time.

      Toyota Facility means the credit facility extended to Lithia Real Estate evidenced by the Amended and Restated Revolving Loan and Security Agreement dated May 10, 2002 between Lithia Real Estate and Toyota Motor Credit Corporation.

      Transaction Costs means the reasonable fees, costs and expenses payable by the Company in connection with the execution, delivery and performance of the Loan Documents and all documents, instruments and agreements entered into in connection with any Acquisition.

      Uniform Commercial Code means the Uniform Commercial Code as in effect from time to time in the State of Michigan.

      Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

      US Bank Facility means the credit facility extended to Lithia Financial evidenced by the Amended and Restated Loan Agreement, dated as of December 28, 2001, among the Company, Lithia Financial, Lithia Aircraft, Lithia Salmir, Inc. and U.S. Bank, National Association.

      Used Motor Vehicle means, at any time, a Motor Vehicle that is not a New Motor Vehicle or an Auction Motor Vehicle.

      Wholly-Owned Subsidiary means, as to any Person, another Person all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

      1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

      (b) Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

      (c) The term "including" is not limiting and means "including without limitation."

      (d) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

      (e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

      (f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

      (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Agent or the Lenders merely because of the Agent's or Lenders' involvement in their preparation.

      SECTION 2. COMMITMENTS OF THE LENDERS; BORROWING AND LETTER OF CREDIT
                 PROCEDURES.

      2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to issue or participate in Letters of Credit for the account of, the Company as follows:

      2.1.1 Revolving Loan Commitment. Each Lender agrees to make loans on a revolving basis ("Revolving Loans") to the Company from time to time until the Termination Date in such Lender's Pro Rata Share of such aggregate amounts as the Company may request; provided that (x) the Revolving Outstandings will not, at any time, exceed the Revolving Commitment Amount and (y) the Revolving Outstandings will not, at any time, exceed the Borrowing Base by more than $50,000,000.

      2.1.2 L/C Commitment. (a) The Issuing Lender will issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Lender (each a "Letter of Credit"), at the request of and for the account of the Company from time to time before the date that is 30 days prior to the Termination Date and (b) as more fully set forth in Section 2.3.2, each Lender agrees to purchase a participation in each such Letter of Credit; provided that (i) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $5,000,000,
(ii) the Revolving Outstandings will not at any time exceed the Revolving Commitment Amount and (iii) the Revolving Outstandings will not, at any time, exceed the Borrowing Base by more than $50,000,000.

      2.2 Loan Procedures. The Company shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to the Agent of each proposed borrowing not later than 1:00 p.m., Detroit time, at least two Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Agent, shall be irrevocable, and shall specify the date and amount of borrowing. Within one Business Day of receipt of such notice, the Agent shall advise each Lender thereof. Not later than 4:00 p.m., Detroit time, on the date of a proposed borrowing, each Lender shall provide the Agent at the office specified by the Agent with immediately available funds covering such Lender's Pro Rata Share of such borrowing and, so long as the Agent has not received written notice that the conditions precedent set forth in Section 10 with respect to such borrowing have not been satisfied, the Agent shall pay over the funds received by the Agent to the Company on the requested borrowing date. Each borrowing shall be on a Business Day.

      2.3 Letter of Credit Procedures.

      2.3.1 L/C Applications. The Company shall give notice to the Agent and the Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day that is at least three Business Days (or such lesser number of days as the Agent and the Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects reasonably satisfactory to the Agent and the Issuing Lender, together with such other documentation as the Agent or the Issuing Lender may reasonably request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the earlier to occur of (x) one year after the date of issuance thereof and (y) thirty days prior to the scheduled Termination Date) and whether such Letter of Credit is to be transferable in whole or in part. So long as the Issuing Lender has not received written notice that the conditions precedent set forth in Section 10 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Lender shall issue such Letter of Credit on the requested issuance date. The Issuing Lender shall promptly advise the Agent and each Lender of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

      2.3.2 Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each other Lender, and each other Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such other Lender's Pro Rata Share, in such Letter of Credit and the Company's reimbursement obligations with respect thereto. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Lender's "participation" therein. The Issuing Lender hereby agrees, upon request of the Agent or any Lender, to deliver to the Agent or such Lender a list of all outstanding Letters of Credit issued by the Issuing Lender, together with such information related thereto as the Agent or such Lender may reasonably request.

      2.3.3 Reimbursement Obligations. The Company hereby unconditionally and irrevocably agrees to reimburse the Issuing Lender for each payment or disbursement made by the Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Lender is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Interest Rate from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Lender of such payment or disbursement, 2%. The Issuing Lender shall notify the Company and the Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Lender to so notify the Company shall not affect the rights of the Issuing Lender or the Lenders in any manner whatsoever.

      2.3.4 Limitation on Obligations of Issuing Lender. In determining whether to pay under any Letter of Credit, the Issuing Lender shall not have any obligation to the Company or any Lender other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon the Issuing Lender any liability to the Company or any Lender and shall not reduce or impair the Company's reimbursement obligations set forth in Section 2.3.3 or the obligations of the Lenders pursuant to Section 2.3.5.

      2.3.5 Funding by Lenders to Issuing Lender. If the Issuing Lender makes any payment or disbursement under any Letter of Credit and the Company has not reimbursed the Issuing Lender in full for such payment or disbursement by 1:00 p.m., Detroit time, on the date of such payment or disbursement, or if any reimbursement received by the Issuing Lender from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Lender shall be obligated to pay to the Agent for the account of the Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and, upon notice from the Issuing Lender, the Agent shall promptly notify each other Lender thereof. Each other Lender irrevocably and unconditionally agrees to so pay to the Agent in immediately available funds for the Issuing Lender's account the amount of such other Lender's Pro Rata Share of such payment or disbursement. If and to the extent any Lender shall not have made such amount available to the Agent by 2:00 p.m., Detroit time, on the Business Day following the date on which such Lender receives notice from the Agent of such payment or disbursement, such Lender agrees to pay interest on such amount to the Agent for the Issuing Lender's account forthwith on demand, for each day from the date such amount was to have been delivered to the Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Interest Rate from time to time in effect. Any Lender's failure to make available to the Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent such other Lender's Pro Rata Share of any such payment or disbursement.

      2.4 Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

      2.5 Certain Conditions. Notwithstanding any other provision of this Agreement, no Lender shall have an obligation to make any Loan, and the Issuing Lender shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default has occurred and is continuing.

      2.6 Extension of Termination Date. On each anniversary of the Closing Date, the Termination Date shall be extended for an additional year if the Agent (acting at the request of all of the Lenders) shall notify the Company in writing on or prior to such anniversary that the Termination Date is so extended for an additional year (such notice an "Extension Notice"). If the Agent shall have issued an Extension Notice by the time required above, the Agent shall promptly notify the Company and each Lender of the new Termination Date. If no Extension Notice is received by the Company on or prior to any such anniversary, the Termination Date shall not be extended on any such anniversary.

      SECTION 3. NOTES EVIDENCING LOANS.

      3.1 Notes. The Loans of each Lender shall be evidenced by a promissory note (each a "Note") substantially in the form set forth in Exhibit A, with appropriate insertions, payable to the order of such Lender in full on the Termination Date.

      3.2 Recordkeeping. Each Lender shall record in its records, or at its option on the schedule attached to its Note, the date and amount of each Loan made by such Lender and each repayment thereof. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under any Note to repay the principal amount of the Loans evidenced by such Note together with all interest accruing thereon.

      SECTION 4. INTEREST.

      4.1 Interest Rate. The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full at the Interest Rate.

      4.2 Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears for each month on the 10th day of the next succeeding month and at maturity. After maturity (whether by acceleration or otherwise), accrued interest on all Loans shall be payable on demand.

      4.3 Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The Interest Rate shall change simultaneously with each change in the Eurodollar Rate referred to in the definition of "Interest Rate."

      SECTION 5. FEES.

      5.1 Agent's Fee. Each Lender hereto that is not DCSNA agrees that it will pay to the Agent an amount equal to 0.15% per annum of such Lender's Commitment (regardless of usage) in advance on the Closing Date and on each anniversary thereof. All fees under this Section are nonrefundable.

      5.2 Facility Fee. The Company agrees to pay to the Agent for the account of each Lender a facility fee, for the period from the Closing Date to the Termination Date, at the rate of 0.10% per annum of such Lender's Pro Rata Share (as adjusted from time to time) of the Revolving Commitment Amount (regardless of usage). Such facility fee shall be payable in advance on the Closing Date, on each anniversary of the Closing Date and on the Termination Date for any period then ending for which such facility fee shall not have previously been paid. All fees under this Section are nonrefundable.

      5.3 Letter of Credit Fees. The Company agrees to pay to the Agent for the account of each Lender a fee for each Letter of Credit equal to 1.50% per annum of such Lender's Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit. Such letter of credit fee shall be payable annually in advance (x) on the date of issuance of such Letter of Credit and (y) on each anniversary of such date of issuance (or, if such day is not a Business Day, on the next succeeding Business Day). All fees under this Section are nonrefundable.

      5.4 Computation of Fees. All fees hereunder shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

      SECTION 6. REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT AMOUNT;
                 PREPAYMENTS.

      6.1 Voluntary Reduction or Termination of Revolving Commitment Amount. The Company may from time to time on at least one Business Day's prior written notice to the Agent (which shall promptly advise each Lender thereof) permanently reduce the Revolving Commitment Amount to an amount not less than the Revolving Outstandings. Concurrently with any reduction of the Revolving Commitment Amount to zero, the Company shall pay all interest on the Revolving Loans and all fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit. All reductions of the Revolving Commitment Amount shall reduce the Commitments pro rata among the Lenders according to their respective Pro Rata Shares.

      6.2 Voluntary Prepayments. The Company may from time to time prepay the Loans in whole or in part, without premium or penalty; provided that the Company shall give the Agent (which shall promptly advise each Lender) notice thereof not later than 3:00 p.m., Detroit time, on the Business Day prior to the date of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment.

      6.3 Mandatory Prepayments. (a) If at any time (A) the sum of the Revolving Outstandings exceeds (B) the sum of (i) the Borrowing Base in effect at such time plus (ii) $50,000,000, the Company shall immediately prepay Loans and/or Cash Collateralize Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

      (b) If on any day on which the Revolving Commitment Amount is reduced pursuant to Section 6.1 the Revolving Outstandings exceed the Revolving Commitment Amount, the Company shall immediately prepay Loans and/or Cash Collateralize Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

      SECTION 7. MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

      7.1 Making of Payments. All payments of principal of or interest on the Notes, and of all fees, shall be made by the Company to the Agent in immediately available funds at the office specified by the Agent not later than 3:00 p.m., Detroit time, on the date due; and funds received after that hour shall be deemed to have been received by the Agent on the following Business Day. The Agent shall remit to each Lender its share of all such payments received in collected funds by the Agent for the account of such Lender no later than the Business Day after it has received such collected funds.

      7.2 Application of Certain Payments. Each payment of principal shall be applied to such Loans as the Company shall direct by notice to be received by the Agent on or before the date of such payment. Concurrently with each remittance to any Lender of its share of any such payment, the Agent shall advise such Lender as to the application of such payment.

      7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day that is not a Business Day, then such due date shall be extended to the immediately following Business Day and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

      7.4 Setoff. The Company agrees that the Agent and each Lender have all rights of set-off provided by applicable law, and in addition thereto, the Company agrees that at any time any Event of Default or Unmatured Event of Default exists, the Agent and each Lender may apply to the payment of any obligations of the Company hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Agent or such Lender. The Agent or the Lender exercising the set-off shall promptly notify the Company thereof after making such exercise; provided that failure to give such notice shall not affect the validity of the set-off.

      7.5 Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment pursuant to Section 13.9) on account of principal of or interest on any Loan (or on account of its exposure under any Letter of Credit) in excess of its pro rata share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such exposure) then held by them, such Lender shall purchase from the other Lenders such participations in the Loans (or subparticipations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

      7.6 Taxes. All payments of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding franchise taxes and taxes imposed on or measured by any Lender's net income or receipts (all non-excluded items being called "Taxes"). If any withholding or deduction from any payment to be made by the Company hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Company will:

            (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

            (b) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

            (c) pay to the Agent for the account of the Lenders such additional amount as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Agent or any Lender with respect to any payment received by the Agent or such Lender hereunder, the Agent or such Lender may pay such Taxes and the Company will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

      If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the Company shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 7.6, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Company.

      Each Lender that (a) is organized under the laws of a jurisdiction other than the United States of America or a state thereof and (b)(i) is a party hereto on the Closing Date or (ii) becomes an assignee of an interest under this Agreement under Section 13.9.1 after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to the Company and the Agent one or more (as the Company or the Agent may reasonably request) United States Internal Revenue Service Form W-8ECI or Form W-8BEN or such other forms or documents, appropriately completed, as may be applicable to establish that such Lender is exempt from withholding or deduction of Taxes. The Company shall not be required to pay additional amounts to any Lender pursuant to this Section 7.6 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph.

      SECTION 8. WARRANTIES.

      To induce the Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue and participate in Letters of Credit hereunder, the Company warrants to the Agent and the Lenders that:

      8.1 Organization. The Company is a corporation validly existing under the laws of the State of Oregon; each Subsidiary is validly existing and (to the extent such concept is applicable) in good standing under the laws of the jurisdiction of its organization; and each of the Company and each Subsidiary is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

      8.2 Authorization; No Conflict. Each of the Company and each other Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Company is duly authorized to borrow monies hereunder and each of the Company and each other Loan Party is duly authorized to perform its obligations under each Loan Document to which it is a party. The execution, delivery and performance by the Company of this Agreement and by each of the Company and each other Loan Party of each Loan Document to which it is a party, and the borrowings by the Company hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval that has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of the Company or any other Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, that is binding upon the Company or any other Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of the Company, any Subsidiary or any other Loan Party (other than Liens in favor of the Agent created pursuant to the Collateral Documents).

      8.3 Validity and Binding Nature. Each of this Agreement and each other Loan Document to which the Company or any other Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally and to general principles of equity.

      8.4 Financial Condition. The audited consolidated financial statements of the Company and its Subsidiaries as at December 31, 2001 and the unaudited consolidated financial statements of the Company and its Subsidiaries as at September 30, 2002, copies of each of which have been delivered to the Agent for distribution to each Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited financial statements, to normal year-end audit adjustments) and present fairly the consolidated financial condition of the Company and its Subsidiaries as at such dates and the results of its operations for the periods then ended.

      8.5 No Material Adverse Change. Since September 30, 2002 there has been no material adverse change in the condition (financial or otherwise), operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole.

      8.6 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company's knowledge, threatened against the Company or any Subsidiary that might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 8.6. Other than any liability incident to such litigation or proceedings, neither the Company nor any Subsidiary has any material contingent liabilities not listed on Schedule 8.6.

      8.7 Ownership of Properties; Liens. Each of the Company and each Subsidiary owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), and valid and enforceable leasehold interests in all of its leased assets, and all such assets and property are free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by
Section 9.8.

      8.8 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those listed on Schedule 8.8.

      8.9 Pension Plans. (a) During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Loan or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan that could result in the incurrence by the Company of any material liability, fine or penalty.

      (b) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Company nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred that, if continued, might result in a withdrawal or partial withdrawal from any such plan; and neither the Company nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

      8.10 Investment Company Act. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940.

      8.11 Public Utility Holding Company Act. Neither the Company nor any Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935.

      8.12 Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

      8.13 Taxes. Each of the Company and each Subsidiary has filed all Federal and other material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

      8.14 Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, (a) the assets of the Company and the other Loan Parties, taken as a whole, will exceed the liabilities of the Company and the other Loan Parties, taken as a whole, and (b) the Company and the other Loan Parties, taken as a whole, will be solvent, will be able to pay their debts as they mature, will own property with fair saleable value greater than the amount required to pay their debts and will have capital sufficient to carry on their business as then constituted.

      8.15 Environmental Matters.

      (a) No Violations. Except as set forth on Schedule 8.15, neither the Company nor any Subsidiary, nor any operator of the Company's or any Subsidiary's properties, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to Environmental Matters, including those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 or any other Environmental Law that individually or in the aggregate otherwise might reasonably be expected to have a Material Adverse Effect.

      (b) Notices. Except as set forth on Schedule 8.15 and for matters arising after the Closing Date, in each case none of which could singly or in the aggregate be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has received notice from any third party, including any Federal, state or local governmental authority: (a) that any one of them has been identified by the U.S. Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (b) that any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substance as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C.
Section 9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law (all of the foregoing, "Hazardous Substances") that any one of them has generated, transported or disposed of has been found at any site at which a Federal, state or local agency or other third party has conducted a remedial investigation, removal or other response action pursuant to any Environmental Law; (c) that the Company or any Subsidiary must conduct a remedial investigation, removal, response action or other activity pursuant to any Environmental Law; or (d) of any Environmental Claim for which the Company or any Subsidiary may be liable.

      (c) Handling of Hazardous Substances. Except as set forth on Schedule 8.15, (i) no portion of the real property or other assets of the Company or any Subsidiary has been used for the handling, processing, storage or disposal of Hazardous Substances except in substantial compliance with applicable Environmental Laws and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (ii) in the course of any activities conducted by the Company, any Subsidiary or the operators of any real property of the Company or any Subsidiary, no Hazardous Substances have been generated or are being used on such properties except in substantial compliance with applicable Environmental Laws; (iii) there have been no Releases or threatened Releases of Hazardous Substances on, upon, into or from any real property or other assets of the Company or any Subsidiary, which Releases singly or in the aggregate might reasonably be expected to have a Material Adverse Effect; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of the real property or other assets of the Company or any Subsidiary that, through soil or groundwater contamination, may have come to be located on, and which might reasonably be expected to have a material adverse effect on the value of, the real property or other assets of the Company or any Subsidiary; and (v) any Hazardous Substances generated by the Company and its Subsidiaries have been transported offsite only by properly licensed carriers and delivered only to treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are operating in substantial compliance with such permits and applicable Environmental Laws.

      8.16 Insurance. Set forth on Schedule 8.16 is a complete and accurate summary of the property and casualty insurance program of the Company and its Subsidiaries as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving the Company or any Subsidiary).

      8.17 Information. All information heretofore or contemporaneously herewith furnished in writing by the Company or any Subsidiary to the Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Company or any Subsidiary to the Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Agent and the Lenders that any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or forecasts and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

      8.18 Intellectual Property. The Company and each Subsidiary owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of the Company and its Subsidiaries, without any infringement upon rights of others, except to the extent that failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

      8.19 Burdensome Obligations. Neither the Company nor any Subsidiary is a party to any agreement or contract or subject to any corporate or partnership restriction which might reasonably be expected to have a Material Adverse Effect.

      8.20 Labor Matters. Except as set forth on Schedule 8.20, neither the Company nor any Subsidiary is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving the Company or any Subsidiary that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Company and its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

      8.21 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurring by the Company of any Debt hereunder or under any other Loan Document.

      8.22 Dealer Franchise Agreements; Material Business Relationships. As of the Closing Date, neither the Company nor any of its Subsidiaries is a party to any dealer franchise agreement ("Dealer Franchise Agreements") other than those specifically disclosed in Schedule 8.22, which schedule shows the Manufacturer and the Company or the Subsidiary, as the case may be, that is a party to each such agreement, the date such agreement was entered into and the expiration date of such agreement. Each of such Dealer Franchise Agreements is currently in full force and effect, and neither the Company nor any Subsidiary has received any notice of termination with respect to any such agreement; and, except as disclosed on Schedule 8.22, neither the Company nor any Subsidiary is aware of any event that with notice, lapse of time or both would allow any Manufacturer that is a party to any Dealer Franchise Agreement to terminate any such agreement. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between the Company or any of its Subsidiaries and any customer or any group of customers or with any Manufacturer that, in any case, could reasonably be expected to have a Material Adverse Effect.

      SECTION 9. COVENANTS.

      Until the expiration or termination of the Commitments and thereafter until all obligations of the Company hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been Cash Collateralized or terminated, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent (except as provided in Section 13.1) in writing, it will:

      9.1 Reports, Certificates and Other Information. Furnish to the Agent:

      9.1.1 Annual Report. Promptly when available and in any event within 90 days after the close of each Fiscal Year: (a) a copy of the annual report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries for such Fiscal Year, certified (without any qualification arising from the scope of the audit or as to the ability of the Company and its Subsidiaries to operate as a going concern) by independent auditors of recognized standing selected by the Company and reasonably acceptable to the Agent, together with (i) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Company was not in compliance with any provision of Section 9.6, 9.7, 9.8 or 9.9 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Company was not in compliance with any such provision, describing such non-compliance in reasonable detail and
(ii) a comparison with the previous Fiscal Year; and (b) consolidating balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year and a consolidating statement of earnings for the Company and its Subsidiaries for such Fiscal Year.

      9.1.2 Interim Reports. Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated and consolidating statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year, certified by the chief financial officer or treasurer of the Company.

      9.1.3 Compliance Certificates; Insurance Information. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section
9.1.1 and each set of quarterly statements pursuant to Section 9.1.2: (a) a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by the chief financial officer or the treasurer of the Company, containing a computation of each of the financial ratios and restrictions set forth in Section 9.6 and a statement to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and setting forth all Events of Default that had occurred but were cured or waived during the period covered by the related financial statements; and (b) a certificate setting forth in reasonable detail a description of all insurance maintained in accordance with the requirements set forth in Section 9.3(b).

      9.1.4 Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of the Company or any Subsidiary filed with the SEC; copies of all registration statements of the Company or any Subsidiary filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

      9.1.5 Notice of Default, Litigation and ERISA Matters. Promptly upon the Company obtaining knowledge of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

            (a) the occurrence of an Event of Default or an Unmatured Event of Default;

            (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Lenders that has been instituted or, to the knowledge of the Company, is threatened against the Company or any Subsidiary or to which any of the properties of any thereof is subject that might reasonably be expected to have a Material Adverse Effect;

            (c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan that could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan that could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Company with respect to any post-retirement welfare plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

            (d) any cancellation (unless contemporaneously replaced with similar coverage) or material change in any insurance maintained by the Company or any Subsidiary;

            (e) any material violation of law by the Company or any Subsidiary or any officer or director of the Company or any Subsidiary related to the business of the Company or such Subsidiary; or

            (f) any other event (including any violation of any Environmental Law or the assertion of any Environmental Claim) that might reasonably be expected to have a Material Adverse Effect.

      9.1.6 Borrowing Base Certificates. Within 45 days of the end of each Fiscal Quarter, a Borrowing Base Certificate dated as of the end of such Fiscal Quarter and executed by the chief financial officer or the treasurer of the Company on behalf of the Company (provided that at any time an Event of Default exists, the Agent may require the Company to deliver Borrowing Base Certificates more frequently).

      9.1.7 Management Reports. Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with each audit made by such auditors of the books of the Company, to the extent such reports identify a material deficiency in the Company's internal controls.

      9.1.8 Subordinated Debt Notices. Promptly from time to time, copies of any material notices (including notices of default or acceleration) received from any holder, or any notice from any trustee, of, under or with respect to any Subordinated Debt.

      9.1.9 Manufacturer/Dealer Statements. Upon request of the Agent, copies of each Manufacturer/Dealer Statement of the Company and each Subsidiary.

      9.1.10 Dealer Franchise Agreements. Promptly upon the Company obtaining knowledge thereof, notice of the termination of any Dealer Franchise Agreement.

      9.1.11 Other Information. Promptly from time to time, such other information concerning the Company and its Subsidiaries as any Lender or the Agent may reasonably request.

      9.2 Books, Records and Inspections. Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each Subsidiary to permit, any Lender or the Agent or any representative thereof to inspect the properties and operations of the Company or such Subsidiary; and permit, and cause each Subsidiary to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Lender or the Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Lender or the Agent or any representative thereof), and to examine (and, at the expense of the Company or the applicable Subsidiary, photocopy extracts from) any of its books or other records; and permit, and cause each Subsidiary to permit, the Agent and its representatives to inspect the Inventory and other tangible assets of the Company or such Subsidiary, to perform appraisals of the Equipment of the Company or such Subsidiary, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to inventory, accounts receivable and any other collateral. All such inspections, audits or appraisals by the Agent shall be at the Agent's expense, provided that if an Event of Default or Unmatured Event of Default exists, such inspections, audits and appraisals shall be at the Company's expense. Notwithstanding anything to the contrary herein, neither the Company nor any Subsidiary shall be required to disclose any information to the Agent or any Lender if (x) in the opinion of counsel, such disclosure would cause any attorney-client privilege of the Company or such Subsidiary with respect to such information to be lost and
(y) such loss of privilege would be materially prejudicial to the Company and its Subsidiaries, taken as a whole.

      9.3 Maintenance of Property; Insurance. (a) Keep, and cause each Subsidiary to keep, all property useful and necessary in the business of the Company or such Subsidiary in good working order and condition, ordinary wear and tear excepted.

      (b) Maintain, and cause each Subsidiary to maintain, with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; and, upon request of the Agent or any Lender, furnish to the Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Company and its Subsidiaries. The Company shall cause each issuer of an insurance policy to provide the Agent with an endorsement (i) showing loss payable to the Agent with respect to each policy of property or casualty insurance and naming the Agent and each Lender as an additional insured with respect to each policy of insurance for liability for personal injury or property damage, (ii) providing that 30 days' notice will be given to the Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Agent. The Company shall execute and deliver, and shall cause each Subsidiary to execute and deliver, to the Agent a collateral assignment, in form and substance reasonably satisfactory to the Agent, of each business interruption insurance policy maintained by the Company or such Subsidiary.

      9.4 Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits; and (b) pay, and cause each Subsidiary to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind that, if unpaid, might become a Lien on any of its property; provided that the foregoing shall not require the Company or such Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

      9.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 9.10) cause each Subsidiary to maintain and preserve, (a) its existence and (to the extent such concept is applicable) good standing in the jurisdiction of its organization and (b) its qualification to do business and (to the extent such concept is applicable) good standing in each other jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing does not have a Material Adverse Effect).

      9.6 Financial Covenants.

      9.6.1 Current Ratio. Not permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities at any time to be less than 1.2:1.0.

      9.6.2 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than 1.20:1.0.

      9.6.3 Interest Coverage Ratio. Not permit the Interest Coverage Ratio for any Computation Period to be less than 2.50:1.

      9.6.4 Adjusted Leverage Ratio. Not permit the Adjusted Leverage Ratio at any time to be greater than 2.50:1.

      9.6.5 Working Capital. Cause each Subsidiary to maintain such level of working capital as is necessary to satisfy the requirements of such Subsidiary's Dealer Franchise Agreements.

      9.7 Limitations on Debt. Not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except:

            (a) obligations under this Agreement and the other Loan Documents;

            (b) Debt secured by Liens permitted by Section 9.8(d), and extensions thereof and Refinancing Debt in respect thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $275,000,000;

            (c) Debt of Subsidiaries to the Company or to any Collateral Subsidiary;

            (d) unsecured Debt of the Company to Collateral Subsidiaries;

            (e) Debt of an Excluded Subsidiary to any other Excluded Subsidiary;

            (f) Subordinated Debt;

            (g) Hedging Obligations incurred for bona fide hedging purposes and not for speculation;

            (h) Debt described on Schedule 9.7 and any extension thereof and Refinancing Debt in respect thereof, so long as, in each case, the principal amount thereof is not increased and the obligors with respect thereto are not changed;

            (i) Debt with respect to any Floor Plan Financing provided to the Company or any Collateral Subsidiary by General Motors Acceptance Corporation, Ford Motor Credit Corporation or Toyota Motor Credit Corporation, in each case in respect of New Motor Vehicles manufactured by an Affiliate of such Floor Plan Financing Provider or Auction Motor Vehicles purchased at a closed dealer-only auction sponsored by such Floor Plan Financing Provider or its affiliated Manufacturer;

            (j) Debt to DCSNA in respect of Floor Plan Financings;

            (k) Debt with respect to Floor Plan Financings provided by Persons other than DCSNA, provided DCSNA has declined to provide the same after being offered the opportunity to provide such financing as provided in
      Section 13.17;

            (l) recourse obligations, repurchase obligations and Suretyship Liabilities of Automobile Dealerships arising in the ordinary course of business in connection with the sale of retail installment contracts or retail leases involving Motor Vehicles to financial institutions that are not Affiliates of the Company;

            (m) Debt to be Repaid (so long as such Debt is repaid on the Closing Date with the proceeds of the initial Loans hereunder);

            (n) unsecured Suretyship Liabilities of the Company in respect of Operating Leases of Subsidiaries, including leases of real property;

            (o) unsecured Suretyship Liabilities of the Company and its Subsidiaries in respect of Debt incurred by any Excluded Subsidiary, to the extent such underlying Debt is permitted by clause (b) above; and

            (p) other Debt, in addition to the Debt listed above, in an aggregate amount not at any time exceeding $5,000,000.

      9.8 Liens. Not, and not permit any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

            (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

            (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

            (c) Liens described on Schedule 9.8;

            (d) subject to the limitation set forth in Section 9.7(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens on real property (whether in existence on the date hereof, or for new financing, refinancing or construction financing incurred after the date hereof), provided that any such Lien attaches solely to such real property, (iii) Liens on personal property, other than deposit accounts, of Lithia Real Estate and its Subsidiaries located on or related to real property securing real estate financing in connection with which such Liens are granted and (iv) Liens on assets of Lithia Financial and Lithia Aircraft securing the US Bank Facility;

            (e) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $5,000,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

            (f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;

            (g) Liens arising under the Loan Documents;

            (h) Liens on any asset of an Automobile Dealership securing Debt permitted by Section 9.7(i), (j) or (k); provided that, to the extent such Liens attach to any property other than the Inventory financed by such Debt and proceeds thereof, Accounts and payment intangibles owing by the relevant Dealer to the Manufacturer with which the relevant Floor Plan Financing Provider is affiliated (and all other rights to payment in which any such Floor Plan Financing Provider could exercise a right of setoff or recoupment) and service loaner or daily rental vehicles manufactured by a Manufacturer and financed by a Floor Plan Financing Provider permitted under Section 9.7(i), (j) or (k), such Liens shall be subordinated, in form and substance satisfactory to the Agent, to the security interest of the Agent; and

            (i) Liens for the purpose of securing Debt referred to in Section 9.7(l) in chattel paper, vehicles leased to retail customers, vehicles leased under such leases, returns and repossessions of such vehicles and proceeds of such collateral.

      9.9 Restricted Payments. Not, and not permit any Subsidiary to, (a) make any distribution to any of its shareholders, (b) purchase or redeem any of its capital stock or other equity interests or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to any of its shareholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance or repurchase of any Subordinated Debt or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to the Company or to a Wholly-Owned Subsidiary that is a Collateral Subsidiary, (ii) any Excluded Subsidiary may pay dividends or make other distributions to a Wholly-Owned Subsidiary that is an Excluded Subsidiary and (iii) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Company may pay dividends or repurchase shares of its capital stock in an aggregate amount, for all such dividends and repurchases, not to exceed $18,000,000 during the term of this Agreement.

      9.10 Mergers, Consolidations, Sales. Not, and not permit any Subsidiary to, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any membership or partnership or joint venture interest in, any other Person, or, except in the ordinary course of business, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except for: (a) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Company (provided that in the case of a merger or consolidation, the Company is the survivor) or into, with or to any other Wholly-Owned Subsidiary that is a Collateral Subsidiary (provided, that in the case of any merger or consolidation involving a Collateral Subsidiary, a Collateral Subsidiary must be the survivor) ; (b) any such purchase or other acquisition by the Company or any Wholly-Owned Subsidiary that is a Collateral Subsidiary of the assets or stock of any Wholly-Owned Subsidiary; (c) any Acquisition by the Company or any Wholly-Owned Subsidiary that is a Collateral Subsidiary if (1) immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist, (2) immediately after giving effect to such Acquisition, the Company is in pro forma compliance with all the financial ratios and restrictions set forth in Section 9.6, (3) in the case of the Acquisition of any Person, the Board of Directors of such Person has approved such Acquisition and all Manufacturers doing business with such Person have consented to such Acquisition, (4) in the case of an Acquisition of equity interests of an entity, such Acquisition shall be of 100% of the equity interests of such entity except that in the case of a Majority Acquisition, such Acquisition shall be of at least 80% of the equity interests of such entity, (5) the Company shall have obtained either (i) a written approval for a new Dealer Franchise Agreement between the entity to be acquired in such Acquisition and the Manufacturer on substantially the same terms as the Dealer Franchise Agreement entered into between the Manufacturer and the entity to be acquired in such Acquisition or
(ii) any consent required from a Manufacturer for the continued enforceability and validity of such Dealer Franchise Agreement after the completion of a Acquisition shall have been obtained, (6) prior to and after such Acquisition, the Chief Financial Officer of the Company shall have delivered a certificate to the Agent confirming that the conditions set forth in clauses (1) - (5) above will be (in the case of a certificate delivered prior to such Acquisition) or have been (in the case of a certificate delivered after such Acquisition) met;
(d) sales of Equipment to Lithia Financial, and sales of real estate to Lithia Real Estate, in each case in the ordinary course of business in connection with an Acquisition permitted hereunder by the Subsidiary acquired in such Acquisition (or, in the case of an acquisition of assets, by the Subsidiary acquiring such assets) for at least fair market value (as determined in good faith by the Board of Directors of the Company) and where all the consideration is cash; and (e) sales and dispositions of assets (including the stock of Subsidiaries) for at least fair market value (as determined in good faith by the Board of Directors of the Company) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed 10% of the net book value of the consolidated assets of the Company and its Subsidiaries as of the last day of the preceding Fiscal Year.

      9.11 Modification of Organizational Documents. Not permit the Certificate or Articles of Incorporation, By-Laws or other organizational documents of the Company or any Subsidiary to be amended or modified in any way that might reasonably be expected to adversely affect the interests of the Lenders.

      9.12 Use of Proceeds. Use the proceeds of the Loans and Letters of Credit for Acquisitions permitted by Section 9.10(c), for working capital of the Company and its Collateral Subsidiaries and for other general corporate purposes of the Company and its Collateral Subsidiaries; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for any other purpose, including for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock.

      9.13 Further Assurances. Take, and cause each Subsidiary to take, such actions as are necessary or as the Agent or the Required Lenders may reasonably request from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that (a) the obligations of the Company hereunder and under the other Loan Documents (i) are secured by substantially all of the assets of the Company, other than property in which the Company is prohibited from granting a security interest, pledge or assignment pursuant to a Permitted Restriction, and
(ii) guaranteed by all of its Subsidiaries (including, promptly upon the acquisition or creation thereof, any Subsidiary acquired or created after the date hereof) by execution of a counterpart of the Guaranty, (b) the obligations of each Subsidiary (other than Excluded Subsidiaries) under the Guaranty are secured by substantially all of the assets of such Subsidiary (other than property in which such Subsidiary is prohibited from granting a security interest, pledge or assignment pursuant to a Permitted Restriction and other than stock of Excluded Subsidiaries) and (c) the obligations of Lithia Real Estate and its Subsidiaries under the Guaranty are secured by all deposit accounts of Lithia Real Estate, provided that a pledge of the stock of a Subsidiary shall not be required if and to the extent that such pledge would violate a Permitted Restriction in favor of a Manufacturer. Without limiting the foregoing, the Company shall cause any minority holder holding an equity interest in a Subsidiary (other than an Excluded Subsidiary) acquired pursuant to a Majority Acquisition to pledge its equity interest to the Agent in connection with said Acquisition.

      9.14 Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates that is on terms that are less favorable than are obtainable from any Person which is not one of its Affiliates; except that the foregoing shall not apply to (i) any transaction, arrangement or contract between the Company and any Collateral Subsidiary or between Collateral Subsidiaries or (ii) any transaction, arrangement or contract between Excluded Subsidiaries.

      9.15 Employee Benefit Plans. Maintain, and cause each Subsidiary to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

      9.16 Environmental Matters. (a) If any Release or Disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Company or any Subsidiary, the Company shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Company shall, and shall cause each Subsidiary to, comply with any valid Federal or state judicial or administrative order requiring the performance at any real property of the Company or any Subsidiary of activities in response to the Release or threatened Release of a Hazardous Substance.

      (b) To the extent that the transportation of "hazardous waste" as defined by RCRA is permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, dispose of such hazardous waste only at licensed disposal facilities operating in compliance with Environmental Laws.

      9.17 Unconditional Purchase Obligations. Not, and not permit any Subsidiary to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

      9.18 Inconsistent Agreements. Not, and not permit any Subsidiary to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Company hereunder or by the performance by the Company or any Subsidiary of any of its obligations hereunder or under any other Loan Document, (b) except for Permitted Restrictions (provided that such restrictions do not apply to property described in Section 9.13(c)), prohibit the Company or any Subsidiary from granting to the Agent, for the benefit of the Lenders, a Lien on any of its assets or (c) except for Permitted Restrictions, create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other applicable Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to the Company or
(iii) transfer any of its assets or properties to the Company.

      9.19 Business Activities. Not, and not permit any Subsidiary to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto.

      9.20 Investments. Not, and not permit any Subsidiary to, make or permit to exist any Investment in any other Person, except (without duplication) the following:

            (a) contributions by the Company to the capital of any of its Collateral Subsidiaries, or by any such Collateral Subsidiary to the capital of any of its Collateral Subsidiaries;

            (b) in the ordinary course of business, Investments by the Company in any Collateral Subsidiary or by any Subsidiary in the Company, or by any Subsidiary in any Collateral Subsidiary, by way of intercompany loans, advances or guaranties, all to the extent permitted by Section 9.7;

            (c) Suretyship Liabilities permitted by Section 9.7;

            (d) Cash Equivalent Investments;

            (e) bank deposits in the ordinary course of business;

            (f) Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

            (g) Investments to consummate Acquisitions permitted by Section
      9.10;

            (h) Investments by Lithia Financial in an aggregate amount not to exceed $10,000,000 in equity securities of publicly traded companies not Affiliates of the Company (provided, that in the case of any such Investment in equity securities, such Investment shall not exceed 4.9% of the outstanding equity of any one issuer);

            (i) Investments listed on Schedule 9.20;

            (j) extensions of credit to customers made in the ordinary course of business and in connection with the sale of Inventory in the ordinary course of business; and

            (k) such other Investments consented to by the Required Lenders in their sole discretion;

provided that (x) any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (a),
(b), (c), (g) or (h) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists; and (z) the Company shall not, and shall not permit any Subsidiary to, create or acquire, or make any Investment in, any Foreign Subsidiary.

      9.21 Fiscal Year. Not change its Fiscal Year.

      9.22 Hedging Agreements. The Company shall not and shall not permit any of its Subsidiaries to enter into any Hedging Agreement, other than non-speculative Hedging Agreements entered into by the Company or a Subsidiary pursuant to which the Company or such Subsidiary has hedged its actual interest rate, foreign currency or commodity exposure.

      9.23 Negative Pledge. With respect to any Subsidiary operating under a Dealer Franchise Agreement with Toyota Motor Sales in USA, Inc., American Honda Motor Corporation, or Nissan in USA, Inc., the Company hereby agrees that it shall not pledge or otherwise transfer its capital stock in such Subsidiary to any Person.

      SECTION 10. EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

      The obligation of each Lender to make its Loans and of the Issuing Lender to issue Letters of Credit is subject to the following conditions precedent:

      10.1 Initial Credit Extension. The obligation of the Lenders to make the initial Loans and the obligation of the Issuing Lender to issue the initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 10.2, subject to the conditions precedent that
(1) all Debt to be Repaid has been (or concurrently with the initial borrowing will be) paid in full, and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing such Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated and (2) the Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Agent), in form and substance satisfactory to the Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Agent and the Required Lenders is called the "Closing Date"):

      10.1.1 Notes. A Note executed by the Company in favor of each Lender.

      10.1.2 Resolutions. Certified copies of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this

Agreement, the Notes and the other Loan Documents to which the Company is a party; and certified copies of resolutions of the Board of Directors of each other Loan Party authorizing the execution, delivery and performance by such Loan Party of each Loan Document to which such entity is a party.

      10.1.3 Consents, etc. Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Company and each other Loan Party of the documents referred to in this Section 10.

      10.1.4 Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary (or other appropriate representative) of each Loan Party certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

      10.1.5 Guaranty. A counterpart of the Guaranty executed by each Subsidiary of the Company.

      10.1.6 Security Agreement. A counterpart of the Security Agreement executed by the Company and each Collateral Subsidiary.

      10.1.7 Pledge Agreements. (a) The Pledge Agreement executed by the Company and each Subsidiary that owns an equity interest in a Subsidiary hereby required to be pledged to the Agent, together with all items required to be delivered in connection therewith and (b) a deposit account pledge agreement for each deposit account of Lithia Real Estate.

      10.1.8 Control Agreements. Control Agreements with respect to each deposit account and securities account of the Company and each Collateral Subsidiary and Control Agreements in form and substance satisfactory to the Agent with respect to each deposit account of Lithia Real Estate.

      10.1.9 Opinion of Counsel. The opinion of Foster Pepper Tooze LLP, substantially in the form of Exhibit J.

      10.1.10 Insurance. Evidence satisfactory to the Agent of the existence of insurance required to be maintained pursuant to Section 9.3(b), together with evidence that the Agent has been named as a lender's loss payee and an additional insured on all related insurance policies, together with a collateral assignment of all business interruption insurance policies maintained by the Company or any Subsidiary.

      10.1.11 Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of the Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Agent's reasonable estimate of Attorney Costs incurred or to be incurred by the Agent through the closing proceedings

(provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Agent).

      10.1.12 Search Results; Lien Terminations. Certified copies of Uniform Commercial Code Requests for Information or Copies, or a similar search report certified by a party acceptable to the Agent, dated a date reasonably near to the Closing Date, listing all effective financing statements that name the Company and each Subsidiary (under their present names and any previous names) as debtors and that are filed in the jurisdictions in which filings are to be made pursuant to the Collateral Documents (as well as in all jurisdictions in which, in the Agent's opinion, filings could have been made against the Company and its Collateral Subsidiaries under any version of the Uniform Commercial Code in effect prior to July 1, 2001), together with (i) copies of such financing statements and (ii) authorized copies of proper Uniform Commercial Code Form UCC-3 termination statements (or, in lieu thereof, written authorization sufficient under Section 9-509(d)(1) of the UCC from each secured party of record authorizing the Agent to file such termination statements), if any, necessary to release all Liens and other rights of any Person in any collateral described in the Collateral Documents previously granted by any Person, other than Liens permitted by Section 9.8.

      10.1.13 Solvency Certificate. A solvency certificate, substantially in the form of Exhibit F, executed by the Chief Financial Officer of the Company.

      10.1.14 Closing Certificate. A certificate signed by a Vice President of the Company dated as of the Closing Date, affirming the matters set forth in
Section 10.2.1 as of the Closing Date.

      10.1.15 Filings, Registrations and Recordings. The Agent shall have received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Banks, a perfected Lien on the collateral described therein, in proper form for filing, registration or recording.

      10.1.16 Borrowing Base Certificate. A Borrowing Base Certificate dated as of the Closing Date.

      10.1.17 Documents. Copies, certified by the Secretary of the Company, of the Toyota Facility and the US Bank Facility, and all amendments to each thereof.

      10.1.18 Good Standing Certificates. Certificates for the Company and each Loan Party from the Secretary of State of their respective states of incorporation as to the good standing or valid existence of each such entity in such state, such certificates to be dated within a reasonable period prior to the Closing Date.

      10.1.19 Certified Articles. Copies of the articles of incorporation of the Company and each Loan Party, in each case certified by the Secretary of State of the applicable state of incorporation.

      10.1.20 Other. Such other documents as the Agent or any Lender may reasonably request.

      10.2 Conditions. The obligation of each Lender to make each Loan and of the Issuing Lender to issue each Letter of Credit is subject to the following further conditions precedent that:

      10.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to the making of any Loan or the issuance of any Letter of Credit, the following statements shall be true and correct:

            (a) the representations and warranties of the Company and each other Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

            (b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

      10.2.2 Confirmatory Certificate. If requested by the Agent or any Lender, the Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 10.2.1 (it being understood that each request by the Company for the making of a Loan or for the issuance of a Letter of Credit shall be deemed to constitute a warranty by the Company that the conditions precedent set forth in Section 10.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Agent or any Lender may reasonably request in support thereof.

      SECTION 11. EVENTS OF DEFAULT AND THEIR EFFECT.

      11.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

      11.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan or any reimbursement obligation payable by the Company hereunder; or default, and continuance thereof for three days, in the payment when due of any interest, fee or other amount payable by the Company hereunder or under any other Loan Document.

      11.1.2 Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of the Company or any Subsidiary in an aggregate amount (for all such Debt so affected) exceeding $5,000,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable prior to its expressed maturity; or any such Debt shall be required to be prepaid or redeemed (other than by a regularly scheduled prepayment or redemption), purchased or defeased or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or any default shall occur under any Floor Plan Financing provided by any Lender or any Affiliate of a Lender to the Company or any Subsidiary.

      11.1.3 Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, the Company or any Subsidiary with respect to any material purchase or lease of goods or services, or any agreement with a Manufacturer, where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect; or default in the performance or observance by the Company or any Subsidiary of any of its obligations under any Dealer Franchise Agreement where such default might reasonably be expected to have a Material Adverse Effect.

      11.1.4 Bankruptcy, Insolvency, etc. The Company or any Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any Subsidiary or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Company or any Subsidiary, and if such case or proceeding is not commenced by the Company or such Subsidiary, it is consented to or acquiesced in by the Company or such Subsidiary, or remains for 30 days undismissed; or the Company or any Subsidiary takes any action to authorize, or in furtherance of, any of the foregoing.

      11.1.5 Non-compliance with Loan Documents. (a) Failure by the Company to comply with or to perform any covenant set forth in Sections 9.1.5(a), 9.5 through 9.14, 9.19 through 9.21 and 9.23; or (b) failure by the Company or any other Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 11) and continuance of such failure uncured for 30 days.

      11.1.6 Warranties. Any warranty made by the Company or any other Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Company or any other Loan Party to the Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

      11.1.7 Pension Plans. (i) Institution of any steps by the Company or any other Person to terminate a Pension Plan if as a result of such termination the Company could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $5,000,000;
(ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company and the Controlled Group have incurred on the date of such withdrawal) exceeds $5,000,000.

      11.1.8 Judgments. Final judgments that exceed an aggregate of $5,000,000 shall be rendered against the Company or any Subsidiary and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

      11.1.9 Invalidity of Guaranty, etc. The Guaranty shall cease to be in full force and effect with respect to any Subsidiary; or any Subsidiary (or any Person by, through or on behalf of such Subsidiary) shall contest in any manner the validity, binding nature or enforceability of the Guaranty with respect to such Subsidiary.

      11.1.10 Invalidity of Collateral Documents, etc. Any Collateral Document shall cease to be in full force and effect; or the Company or any Subsidiary (or any Person by, through or on behalf of the Company or any Subsidiary) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

      11.1.11 Invalidity of Subordination Provisions, etc. Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or the Company or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

      11.1.12 Change in Control. A Change in Control shall occur.

      11.2 Effect of Event of Default. If any Event of Default described in
Section 11.1.4 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Loans and all other obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Agent (upon written request of the Required Lenders) shall declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Loans and all other obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all Letters of Credit, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Loans and all other obligations hereunder shall become immediately due and payable and/or the Company shall immediately become obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind. The Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section
11.1.1 or Section 11.1.4 may be waived by the written concurrence of all of the Lenders, and the effect as an Event of Default of any other event described in this Section 11 may be waived by the written concurrence of the Required Lenders (except as provided in Section 13.1). Any cash collateral delivered hereunder shall be held by the Agent (without liability for interest thereon) and applied to reimbursement obligations under the Letters of Credit. After the expiration or termination of the Letters of Credit, such cash collateral shall be applied by the Agent to any remaining obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may direct.

      SECTION 12. THE AGENT.

      12.1 Appointment and Authorization. (a) Each Lender hereby irrevocably (subject to Section 12.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

      (b) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Lender shall have all of the benefits and immunities (i) provided to the Agent in this Section 12 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Agent", as used in this Section 12, included the Issuing Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Lender.

      12.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

      12.3 Liability of Agent. None of the Agent nor any of its directors, officers, employees or agents shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

      12.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts reasonably selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Agent against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

      12.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default". The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 11; provided that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

      12.6 Credit Decision. Each Lender acknowledges that the Agent has not made any representation or warranty to it, and that no act by the Agent hereafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company that may come into the possession of the Agent.

      12.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do
so), pro rata, from and against any and all Indemnified Liabilities; provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive repayment of the Loans, termination of the Commitments, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Agent.

      12.8 Agent in Individual Capacity. DCSNA and its Affiliates may make loans to, issue letters of credit for the account of, acquire equity interests in and generally engage in any kind of business with the Company and its Subsidiaries and Affiliates as though DCSNA were not the Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, DCSNA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), DCSNA and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though DCSNA were not the Agent, and the terms "Lender" and "Lenders" include DCSNA and its Affiliates, to the extent applicable, in their individual capacities.

      12.9 Successor Agent. The Agent may resign as Agent upon 30 days' notice to the Lenders. If the Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent, and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 12 and Sections 13.6 and
13.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date that is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

      12.10 Collateral Matters. The Lenders irrevocably authorize the Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Company hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 13.1, if approved, authorized or ratified in writing by the Required Lenders; or
(b) to subordinate its interest in any collateral to any holder of a Lien on such collateral that is permitted by clause (d) or (h) of Section 9.8. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release, or subordinate its interest in, particular types or items of collateral pursuant to this Section 12.10.

      12.11 Funding Reliance. (a) Unless the Agent receives notice from a Lender by noon, Detroit time, on the day of a proposed borrowing that such Lender will not make available to the Agent an amount equal to its Pro Rata Share of such borrowing, the Agent may assume that such Lender has made such amount available to the Agent and, in reliance upon such assumption, make a corresponding amount available to the Company. If and to the extent such Lender has not made such amount available to the Agent, such Lender and the Company jointly and severally agree to repay such amount to the Agent forthwith on demand, together with interest thereon at the interest rate applicable to Loans comprising such borrowing or, in the case of any Lender that repays such amount within three Business Days, the Federal Funds Rate. Nothing set forth in this clause (a) shall relieve any Lender of any obligation it may have to make any Loan hereunder.

      (b) Unless the Agent receives notice from the Company prior to the due date for any payment hereunder that the Company does not intend to make such payment, the Agent may assume that the Company has made such payment and, in reliance upon such assumption, make available to each Lender its share of such payment. If and to the extent that the Company has not made any such payment to the Agent, each Lender that received a share of such payment shall repay such share (or the relevant portion thereof) to the Agent forthwith on demand, together with interest thereon at the Prime Rate (or, in the case of any Lender that repays such amount within three Business Days, the Federal Funds Rate). Nothing set forth in this clause (b) shall relieve the Company of any obligation it may have to make any payment hereunder.

      SECTION 13. GENERAL.

      13.1 Waiver; Amendments. No delay on the part of the Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by Lenders having an aggregate Pro Rata Share of not less than the aggregate Pro Rata Share expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Notes, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided,
(i) the Lenders authorize the Agent to act within its discretion (and without notice to or the consent of any Lender) to waive or forbear on behalf of all Lenders any noncompliance by the Company (other than a waiver of, or forbearance with respect to, any Event of Default under Section 11.1.4) with this Agreement (provided that no such waiver shall be for a period in excess of 90 days) and
(ii) Section 13.17 may be amended, modified or waived with the consent of DCSNA (and not with the consent of any other Lender). No amendment, modification, waiver or consent shall change the Pro Rata Share of any Lender without the consent of such Lender. No amendment, modification, waiver or consent shall (i) increase the Revolving Commitment Amount, (ii) extend the date for payment of any principal of or interest on the Loans or any fees payable hereunder, (iii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, (iv) release the Guaranty or all or substantially all of the collateral granted under the Collateral Documents or (v) reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent without, in each case, the consent of all Lenders. No provision of
Section 12 or other provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the consent of the Agent. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender.

      13.2 Confirmations. The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

      13.3 Notices. Except as otherwise provided in Section 2.2, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 13.3 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent and mechanical confirmation of successful transmission has been received; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Section 2.2, the Agent shall be entitled to rely on telephonic instructions from any person that the Agent in good faith believes is an authorized officer or employee of the Company, and the Company shall hold the Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.

      13.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Agent that the Company wishes to amend any covenant in Section 9 to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Company that the Required Lenders wish to amend
Section 9 for such purpose), then the Company's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

      13.5 Regulation U. Each Lender represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

      13.6 Costs, Expenses and Taxes. The Company agrees to pay on demand all out-of-pocket costs and expenses of the Agent (including Attorney Costs) in connection with the preparation, execution, syndication, delivery and administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), and all out-of-pocket costs and expenses (including Attorney Costs) incurred by the Agent and each Lender after an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, the Company agrees to pay, and to save the Agent and the Lenders harmless from all liability for, (a) any stamp or other taxes (excluding income taxes and franchise taxes based on net income) that may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith and (b) any fees of the Company's auditors in connection with any reasonable exercise by the Agent and the Lenders of their rights pursuant to Section 9.2. All obligations provided for in this Section 13.6 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

      13.7 Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Company has one or more Subsidiaries.

      13.8 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

      13.9 Assignments; Participations.

      13.9.1 Assignments. Any Lender may, with the prior written consents of the Issuing Lender and the Agent and (so long as no Event of Default exists) the Company (which consents shall not be unreasonably delayed or withheld and, in any event, shall not be required for an assignment by a Lender to one of its Affiliates or to any other Lender), at any time assign and delegate to one or more commercial banks or other Persons (any Person to whom such an assignment and delegation is to be made being herein called an "Assignee") all or any fraction of such Lender's Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Lender's Loans and Commitment) in a minimum aggregate amount equal to the lesser of (i) the amount of the assigning Lender's Pro Rata Share of the Revolving Commitment Amount and (ii) $10,000,000; provided that (a) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Company would be obligated to pay any greater amount under Section 7.6 to the Assignee than the Company is then obligated to pay to the assigning Lender under such Section (and if any assignment is made in violation of the foregoing, the Company will not be required to pay the incremental amounts) and (b) the Company and the Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

            (x) five Business Days (or such lesser period of time as the Agent and the assigning Lender shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company and the Agent by such assigning Lender and the Assignee,

            (y) the assigning Lender and the Assignee shall have executed and delivered to the Company and the Agent an assignment agreement substantially in the form of Exhibit G (an "Assignment Agreement"), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Agent, and

            (z) except in the case of an assignment by a Lender to one of its Affiliates, the assigning Lender or the Assignee shall have paid the Agent a processing fee of $3,500.

From and after the date on which the conditions described above have been met,
(A) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder. Within five Business Days after effectiveness of any assignment and delegation, the Company shall execute and deliver to the Agent (for delivery to the Assignee) a new Note (unless the Assignee was already a holder of a Note immediately prior to such effectiveness). Each such Note shall be dated the effective date of such assignment. Accrued interest on that part of the predecessor Note being assigned shall be paid as provided in the Assignment Agreement. Accrued interest and fees on that part of the predecessor Note not being assigned shall be paid to the assigning Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Any attempted assignment and delegation not made in accordance with this Section 13.9.1 shall be null and void.

      Notwithstanding the foregoing provisions of this Section 13.9.1 or any other provision of this Agreement, any Lender may at any time assign all or any portion of its Loans and its Note to a Federal Reserve Bank (but no such assignment shall release any Lender from any of its obligations hereunder).

      13.9.2 Participations. Any Lender may at any time sell to one or more commercial banks or other Persons participating interests in any Loan owing to such Lender, the Note held by such Lender, the Commitment of such Lender or any other interest of such Lender hereunder (any Person purchasing any such participating interest being herein called a "Participant"). In the event of a sale by a Lender of a participating interest to a Participant, (x) such Lender shall remain the holder of its Note for all purposes of this Agreement, (y) the Company and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations hereunder and (z) all amounts payable by the Company shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the fourth sentence of Section
13.1. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement that such Lender enters into with any Participant. The Company agrees that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or such Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in
Section 7.5. The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 as if it were a Lender (provided that no Participant shall receive any greater compensation pursuant to Section 7.6 than would have been paid to the participating Lender if no participation had been sold).

      13.10 Governing Law. This Agreement and each Note shall be a contract made under and governed by the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

      13.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

      13.12 Successors and Assigns. This Agreement shall be binding upon the Company, the Lenders and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Agent and the successors and assigns of the Lenders and the Agent.

      13.13 Indemnification by the Company. In consideration of the execution and delivery of this Agreement by the Agent and the Lenders and the agreement to extend the Commitments provided hereunder, the Company hereby agrees to indemnify, exonerate and hold the Agent, each Lender and each of the officers, directors, employees, Affiliates and agents of the Agent and each Lender (each a "Lender Party") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Attorney Costs (collectively, the "Indemnified Liabilities"), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (ii) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any hazardous substance at any property owned or leased by the Company or any Subsidiary, (iii) any violation of any Environmental Laws with respect to conditions at any property owned or leased by the Company or any Subsidiary or the operations conducted thereon, (iv) the investigation, cleanup or remediation of offsite locations at which the Company or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of hazardous substances or (v) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Lender Parties, except for any such Indemnified Liabilities arising on account of the applicable Lender Party's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 13.13 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

      13.14 Nonliability of Lenders. The relationship between the Company on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibility to the Company. Neither the Agent nor any Lender undertakes any responsibility to the Company to review or inform the Company of any matter in connection with any phase of the Company's business or operations. The Company agrees that neither the Agent nor any Lender shall have liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent nor any Lender shall have any liability with respect to, and the Company hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Company in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

      13.15 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF MICHIGAN OR IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF MICHIGAN AND OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF MICHIGAN. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

      13.16 Waiver of Jury Trial. EACH OF THE COMPANY, THE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

      13.17 DCSNA Right of First Refusal on Floor Plan Financing. No Automobile Dealership shall obtain any Floor Plan Financing from any Person other than DCSNA (other than Floor Plan Financings permitted under Section 9.7(i)) unless and until it shall have requested in writing that DCSNA provide such Floor Plan Financing on terms consistent with the terms of the Floor Plan Financing at the time provided by DCSNA to the Company and the other Automobile Dealerships and provided a reasonable opportunity to DCSNA to provide such financing and DCSNA shall have declined to provide the same. For purposes hereof, DCSNA will be deemed to have declined to provide any Floor Plan Financing requested by an Automobile Dealership in writing if it shall have failed to respond to such Automobile Dealership within ten Business Days of receiving such written request. If DCSNA declines to provide any such requested Floor Plan Financing, the Automobile Dealership that requested the same may then obtain such requested Floor Plan Financing from another Person.

      13.18 Confidentiality. Each Lender agrees to take, and to cause its Affiliates to take, normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to it by the Company or any Subsidiary, or by the Agent on the Company's or any Subsidiary's behalf, under this Agreement or any other Loan Document, and neither such Lender nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary, except to the extent such information was or becomes generally available to the public other than as a result of disclosure by such Lender or was or becomes available on a non-confidential basis from a source other than the Company (provided that such source is not bound by a confidentiality agreement with the Company or any Subsidiary known to such Lender); provided, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any governmental authority to which such Lender is subject or in connection with an examination of such Lender by any such authority, (B) pursuant to subpoena or other court process, when required to do so in accordance with the provisions of any applicable requirement of law, (C) to the extent reasonably required in connection with any litigation or proceeding to which the Agent or any Lender or any of their respective Affiliates may be party, (D) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document, (E) to such Lender's independent auditors and other professional advisors, (F) to any participant or assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder, (G) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Lender or such Affiliate, (H) to its Affiliates and (I) any nationally recognized rating agency that requires access to information about such Lender's investment portfolio in connection with ratings issued to such Lender.

      Delivered at Detroit, Michigan as of the day and year first above written.

                                  LITHIA MOTORS, INC.

                                  By____________________________________________
                                  Title_________________________________________


                                  DAIMLERCHRYSLER SERVICES NORTH
                                  AMERICA LLC, as Agent, Issuing Lender and as a Lender

                                  By____________________________________________
                                  Title_________________________________________

                                  SCHEDULE 2.1

                           LENDERS AND PRO RATA SHARES

                                                          Pro Rata Share
                                                           of Revolving
Lender                                                   Commitment Amount               Pro Rata Share
------                                                   -----------------               --------------
DAIMLERCHRYSLER SERVICES NORTH AMERICA LLC                   $200,000,000                     100%

TOTALS                                                       $200,000,000                     100%

                                  SCHEDULE 13.3

                              ADDRESSES FOR NOTICES

LITHIA MOTORS, INC.

360 East Jackson Street
Medford, Oregon 97501
Attention:
Telephone No.:
Facsimile No.:

Copies to:  Jeffrey B. DeBoer
            Larissa McAlister
            Lithia Motors, Inc.
            360 East Jackson Street
            Medford, Oregon 97501
            Telephone No.: 541-776-6868
            Facsimile No.: 541-776-6869

DAIMLERCHRYSLER SERVICES NORTH AMERICA LLC, as Agent and a Lender

Notices of Borrowing and Requests for Letter of Credit Issuance

27777 Inkster Road
Farmington Hills, Michigan 48334-5362
CIMS 405-23-05
Attention: Michele Nowak
Telephone: (248) 427-6524
Facsimile: (248) 427-6550

All Other Notices

27777 Inkster Road
Farmington Hills, Michigan 48334-5362
CIMS 405-23-05
Attention: Michele Nowak
Telephone: (248) 427-6524
Facsimile: (248) 427-6550

                                   EXHIBIT A

                                    FORM OF
                                      NOTE

                                                                   _______, 200_
                                                               Detroit, Michigan

      The undersigned, for value received, promises to pay to the order of ______________ (the "Lender"), at the principal office of DAIMLERCHRYSLER SERVICES NORTH AMERICA LLC (the "Agent") in Farmington Hills, Michigan, the aggregate unpaid amount of all Loans made to the undersigned by the Lender pursuant to the Credit Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the Lender), such principal amount to be payable on the dates set forth in the Credit Agreement.

      The undersigned further promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

      This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of February __, 2003 (as amended or otherwise modified from time to time, the "Credit Agreement"; capitalized terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned, certain financial institutions (including the Lender) and the Agent, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

      This Note is made under and governed by the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State.

                                             LITHIA MOTORS, INC.

                                             By:________________________________
                                              Title:____________________________

Schedule attached to Note dated ___________, 200__ of LITHIA MOTORS, INC. payable to the order of _____________

Date and                        Date and                                           Unpaid
Amount of                       Amount of                   Maturity               Principal           Notation
Loan                            Repayment                   Date                   Balance             Made by
----                            ---------                   ----                   -------             -------


                                    EXHIBIT I

                                     FORM OF
                                 L/C APPLICATION

TO: DAIMLERCHRYSLER SERVICES NORTH AMERICA LLC
27777 Inkster Road
Farmington Hills, Michigan 48334-5362
CIMS 405-23-05
Attention: Michele Nowak
Telephone: (248) 427-6524
Facsimile: (248) 427-6550

Ladies and Gentlemen:

      We hereby request DaimlerChrysler Services North America LLC, as Issuing Lender under the Credit Agreement referred to below, to establish a Letter of Credit (the "Credit") for our account as follows:

      BENEFICIARY:

      APPLICANT:

      AMOUNT:

      EXPIRY DATE:

      AVAILABLE BY SIGHT DRAFTS TO BE ACCOMPANIED BY:

      SPECIAL INSTRUCTIONS:

      PURPOSE OF CREDIT:

      The Credit is subject to the terms and provisions of the Credit Agreement, dated as of February __, 2003 (as amended or otherwise modified from time to time, the "Credit Agreement"; capitalized terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned, certain financial institutions and the Issuing Lender, to which Credit Agreement reference is hereby made for a statement of the terms and provisions regarding the issuance of Letters of Credit and the reimbursement obligations arising in connection therewith.

      The undersigned hereby confirms that, both before and after giving effect to the issuance of the Credit, (a) the representations and warranties of the undersigned and each Subsidiary set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects with the same effect as if made on the date hereof (except to the extent such representations and warranties relate to a specific earlier date) and (b) no Event of Default or Unmatured Event of Default has occurred or is continuing.

      Dated this ____ day of ___________, 200__.     LITHIA MOTORS, INC.


                                                     By:________________________
                                                     Its:_______________________